Exhibit 10.1

EXECUTION VERSION

AGENCY AGREEMENT

This Agency Agreement (this “Agreement”) is made as of July 13, 2011, by and between Borders Group, Inc., a Michigan corporation, with executive offices located at 100 Phoenix Drive, Ann Arbor, MI 48108, and its affiliated companies set forth in Exhibit A hereto (collectively, the “Merchant”) and Hilco Merchant Resources, LLC, Gordon Brothers Retail Partners, LLC, SB Capital Group, LLC, Tiger Capital Group, LLC and Great American Group, LLC (collectively, the “Agent”).

R E C I T A L S

WHEREAS, on February 16, 2011, the Merchant commenced voluntarily bankruptcy cases (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Merchant operates retail stores in the United States and desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of (a) selling all of the Merchandise located in Merchant’s retail store location(s) identified on Exhibit 1 attached hereto (each individually a “Store” and collectively, the “Stores”) by means of a promotional  “going out of business,” “store closing” or similar themed sale; (b) selling Distribution Center Inventory; and (c) disposing of the Agent Sale FF&E, Corporate FF&E, News Stand Inventory and Café/Candy Inventory (as further described below, the “Sale”); and

WHEREAS, Merchant had entered into an Asset Purchase Agreement, dated as of June 30, 2011 (the “APA”), by and among Borders Group, Inc., Borders, Inc. and BB Brands, LLC (the “Proposed Buyer”), which APA is no longer the stalking horse bid under the Sale Motion; and

WHEREAS,  notwithstanding Merchant's entry into the APA, this Agreement is intended to be effective in the event (i) the Approval Order does not approve a going concern transaction or (ii) the Approval Order approves a going concern transaction and the going concern buyer fails to close such transaction on or prior to July 29, 2011 (a “GC Failure”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

Section 1.     Defined Terms.  All capitalized terms shall have the meaning as defined herein.

Section 2.                 Appointment of Agent/Approval Order.

(a)              Effective on the date hereof and subject to the entry of the Approval Order, the Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant's exclusive agent for the limited purpose of conducting the Sale at the Stores and Merchant’s distribution centers (collectively referred to as the “Distribution Centers”) in accordance with the terms and conditions of this Agreement.

(b)              On June 30, 2011, Merchant filed a motion (the “Sale Motion”) with the Bankruptcy Court for entry of an order approving this Agreement and authorizing Merchant to conduct the Sale in accordance with the terms hereof (the “Approval Order”).  The Approval Order shall be in substantially the form annexed hereto as Exhibit 2(b) and shall provide that on the Payment Date the Debtors shall repay or cause to be repaid the DIP Facility in full in cash indefeasibly.

(c)              Subject to entry of the Approval Order, Agent shall be authorized to advertise the Sale as a “going out of business,” “store closing” or similar-themed sale, and the Approval Order shall provide that Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, permitting, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business,” “store closing” or similar-themed sales (collectively, the “Liquidation Sale Laws”), provided that such Sale is conducted in accordance with the terms of this Agreement, the Sale Guidelines and Approval Order; and provided further that the Approval Order shall provide that so long as the Sale is conducted in accordance with the Sale Guidelines and in a safe and professional manner, Agent shall be deemed to be in compliance with any Applicable General Laws.

Section 3.                  Consideration to Merchant and Agent.

3.1            Payments to Merchant.

(a)            As a guaranty of Agent’s performance hereunder, Agent guarantees that Merchant shall receive: (i) seventy two percent (72%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise included in the Sale (the “Guaranteed Amount”) plus (ii) the aggregate amount calculated in accordance with Section 7.4 and (iii) the amounts set forth in Section 15.9.

(b)           Subject to Section 6.1 hereof, the Guaranteed Amount shall be paid in the manner and at the times specified in Section 3.3 below.  The Guaranteed Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the final certified report of the Inventory Taking Service after verification and reconciliation thereof by Agent and Merchant plus (B) amount of Gross Rings, as adjusted for shrinkage per this Agreement.

(c)           The Guaranty Percentage has been fixed based upon the aggregate Cost Value of the Merchandise not being less than $350,000,000 and no more than $395,000,000 (the “Merchandise Threshold”) as of the Sale Commencement Date, excluding On-Order Goods, News Stand Inventory and Café/ Candy Inventory, periodical items, and other café items.  To the extent that the aggregate Cost Value of the Merchandise included in the Sale is less than or more than the Merchandise Threshold, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(c) annexed hereto (in addition to any adjustment applicable pursuant to section 11.1(m) hereof), as and where applicable.  The aggregate Cost Value of the Return to Vendor Inventory shall be no more than $10,800,000, provided that, such amount can increase by an amount up to $1,700,000 to the extent the Schuler Goods are returned to the Merchant (the “RTV Threshold”).  To the extent that the aggregate Cost Value of the Return to Vendor Inventory included in the Sale is more than the RTV Threshold, any excess Return to Vendor Inventory shall be valued fifty percent (50%) of the Cost Value of such inventory (the “RTV Adjustment”) (in addition to any adjustment applicable pursuant to this section and section 11.1(m) hereof), as and where applicable.

(d)           To the extent that Proceeds exceed the sum of (i) the Guaranteed Amount and (ii) Expenses of the Sale (the sum of (i) and (ii), the “Sharing Threshold”), then all Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent.  All amounts, if any, to be received by Merchant from Proceeds in excess of the Sharing Threshold shall be referred to as the “Recovery Amount” and amounts to be received by Agent from Proceeds in excess of the Sharing Threshold shall be referred to as the “Agent Recovery Amount”.  To the extent that Merchant is entitled to receive the Recovery Amount, such Recovery Amount shall be paid as part of the weekly and Final Reconciliation under Section 8.6.

(e)           In addition to the Guaranteed Amount and the Recovery Amount, Agent shall pay the Merchant an amount equal to four percent (4%) of the gross proceeds (net of sales taxes) of the sale of Additional Agent Merchandise (the “Merchant’s Additional Goods Recovery Amount”).  All proceeds of the sale of Additional Agent Merchandise in excess of the Merchant’s Additional Goods Recovery Amount shall be retained by Agent and be referred to as the “Agent’s Additional Goods Recovery Amount.”

3.2           Compensation to Agent.  Subject to the entry of the Approval Order, Agent shall be entitled to the Agent Recovery Amount and the Agent’s Additional Goods Recovery Amount.  Agent shall also be entitled to receive all proceeds of the sale of the Agent Sale FF&E as provided for in Section 15.9 hereof and a commission based on the sale of the Corporate FF&E, News Stand Inventory and Café/Candy Inventory and any other Merchant Consignment Goods as provided for hereunder.

(b)              Provided that no Event of Default has occurred and continues to exist on the part of the Agent, and after all payments are made to Merchant as required hereunder, all Merchandise remaining at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature, and the proceeds received by Agent from the disposition, in a commercially reasonable manner, of such unsold Merchandise shall constitute Proceeds hereunder.  Notwithstanding the foregoing, Agent shall exercise commercially reasonable efforts to dispose of all of the Merchandise during the Sale Term.  Merchant shall have the right to audit Agent’s books and records to verify its share of the Proceeds.  Agent shall not sell any Remaining Merchandise to wholesalers for return to publishers.  To the extent that Agent desires to sell any Merchandise or Remaining Merchandise in bulk to a non-retail customer or abandon the Remaining Merchandise Agent shall provide 48 hours written notice, via e-mail, to the official committee of unsecured creditors so that the committee may verify that the prospective purchaser does not have return to vendor privileges or approve of the proposed abandonment.  If the official committee of unsecured creditors objects to the proposed sale or the proposed abandonment, the parties will request the Bankruptcy Court resolve the matter on an emergent basis.

3.3              Time of Payments.

(a)              On the Sale Commencement Date or the next business day if the Sale Commencement Date is on a non-business day (the “Payment Date”), Agent shall pay (i) 90% of the estimated Guaranteed Amount to Merchant (the “Guaranteed Amount Deposit”) by wire transfer to the account(s) designated on Exhibit 3.3(a) annexed hereto (the “Merchant Account”), (ii) the Agent Sale FF&E Guarantee and (iii) the aggregate amount calculated in accordance with Section 7.4.  Subject to Section 6.1 hereof, the Guaranteed Amount Deposit shall be based on the estimated Cost Value (as determined in accordance with Section 5.1 of the Agreement) of the Merchandise on the Sale Commencement Date as reflected in the master inventory file(s) provided to Agent on June 19, 2011, which shall be rolled forward to the Sale Commencement Date (the “Perpetual Inventory File”), provided that, the Guaranteed Amount Deposit shall not take into account any On-Order Goods or Schuler Goods, which shall be paid when received in the applicable weekly reconciliation.

(b)              The balance of the Guaranteed Amount (the “Remaining Guaranteed Amount”), shall be paid as follows:  Agent shall pay the unpaid and undisputed balance of the Guaranteed Amount, which amount shall be paid to the Merchant Account no later than the earlier of (i) the date that is forty five (45) days after the Sale Commencement Date (in which case payment shall be of the undisputed portion of the balance of the estimated Guaranteed Amount) and (ii) the second business day following the issuance of the Final Inventory Report, and Agent's failure to pay such balance or undisputed portion shall entitle the Merchant and GECC to draw upon the Agent Letter of Credit (as defined below) in accordance with section 3.4 to the extent of such balance or undisputed portion.  In the event that after the issuance of the Final Inventory Report as verified and reconciled, the Guaranteed Amount is greater than the sum of the Guaranteed Amount Deposit plus the payment of the undisputed portion of the estimated Guaranteed Amount, Agent shall pay the remainder of the Guaranteed Amount to the Merchant within two (2) business days after the Final Inventory Report has been issued as verified and reconciled.  In the event that there is a dispute with respect to the reconciliation of the aggregate Cost Value of the Merchandise following the Inventory Taking, then any such dispute shall be resolved in the manner and at the times set forth in Section 8.6 hereof.

(c)              All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m.  (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due.  In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

(d)              Merchant agrees that if at any time during the Sale Term, Merchant holds any undisputed amounts due to Agent as Proceeds hereunder, Agent may, in its discretion, offset such Proceeds being held by Merchant against any amounts due and owing to Merchant pursuant to this Section 3.3 or otherwise under this Agreement.  In addition, Merchant and Agent further agree that except as provided in the following sentence, if at any time during the Sale Term, Agent holds any undisputed amounts due to Merchant under this Agreement, Agent may, in its discretion, offset such amounts being held by it against any amounts due and owing by, or required to be paid by, Merchant hereunder. Notwithstanding the foregoing or any other provision to the contrary herein, in no event shall Agent offset any amounts against the proceeds realized from the disposition of the Agent Sale FF&E.

(e)              If and to the extent that Agent over-funds any amounts in respect of the Guaranteed Amount based on the results of the Final Inventory Report as reviewed, verified and reconciled by Merchant and Agent, then Merchant agrees to promptly reimburse such undisputed overpayment amounts (the “Over Payment Amount”) to Agent.

3.4           Letter of Credit.  In order to secure the Agent’s obligations under this Agreement, in respect of (x) the payment of the Remaining Guaranteed Amount, and (y) Expenses of the Sale, on the Payment Date Agent shall furnish Merchant an irrevocable standby letter of credit naming Merchant and GECC as co-beneficiaries (collectively, the “Beneficiaries”) as beneficiary in the aggregate original face amount equal to the sum of (i) ten percent (10%) of the estimated Guaranteed Amount, plus (ii) three (3) weeks estimated Expenses that would be payable by Merchant, which shall be in the form of Exhibit 3.4 hereof (collectively, the “Letter of Credit”).  The Letter of Credit shall have an expiry date of no earlier than sixty (60) days after the latest possible Sale Termination Date.  Unless the parties shall have mutually agreed, in consultation with GECC, that they have completed the final reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, the Beneficiaries shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days.  If the Beneficiaries fail to receive such amendment to the Letter of Credit no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable and the Beneficiaries, individually or collectively, shall be permitted to draw under the Letter of Credit in payment of amounts owed and the Beneficiaries shall hold the balance of the amount drawn under the Letter of Credit as security for amounts that may become due and payable to Merchant hereunder.  At Agent’s request, the Beneficiaries shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit by amounts credited against the Guaranteed Amount; provided, however, that the Letter of Credit shall not be reduced below three (3) weeks of estimated Expenses of the Sale.  In the event that Agent, after receipt of three (3) business days notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to pay the Guaranteed Amount, or portion thereof or any Expenses when due, the Beneficiaries, individually or collectively, may draw on the Letter of Credit in an amount equal to the unpaid, past due, amount of the Agent’s obligations hereunder that is not the subject of a reasonable dispute.

3.5              Inventory Reconciliation.  Within thirty (30) days after the completion of the Inventory Taking, Merchant, Agent and General Electric Capital Corporation (“GECC”), in its capacity as administrative agent for itself and the other lenders (the “Lenders”) party to the Merchant’s senior secured, super-priority debtor-in-possession credit facility (the “DIP Facility”), shall review, reconcile and verify the final report of the aggregate Cost Value of the Merchandise by the Inventory Taking Service (the “Final Inventory Report”).

Section 4.                  Expenses of the Sale.

4.1           Expenses.  Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses shall be paid by Agent in accordance with Section 4.2 below.  As used herein, “Expenses” shall mean the Store-level operating expenses of the Sale which arise during the Sale Term limited to those set forth below:

(a)              all payroll and commissions, if applicable, for all Retained Employees used in conducting the Sale for actual days/hours worked during the Sale Term as well as payroll, to the extent retained by Agent for the Sale, for any of Merchant’s former employees or temporary labor;

(b)              any amounts payable by Merchant for benefits for Retained Employees in respect of FICA, unemployment taxes, workers’ compensation and healthcare insurance, and vacation benefits that accrue during the Sale Term, exclusive of Excluded Benefits for Retained Employees used in the Sale, in an amount up to 24% of the base payroll for each Retained Employee on a per store, per month basis (the “Benefits Cap”);

(c)              costs of all security (to the extent customarily provided in the Stores) including, without limitation, security systems, courier and guard service, building alarm service and alarm service maintenance;

(d)              100% of the fees and costs of the Inventory Taking Service to conduct the Inventory Taking at the Stores and the Distribution Centers to the extent a third-party service is used;

(e)              Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(f)               except as included in Section 4.1 (s), advertising and direct mailings relating to the Sale, signwalking expenses, and Store interior and exterior signage and banners relating to the Sale;

(g)              local and long-distance telephone and internet/wifi expenses incurred at the Stores;

(h)              credit card fees, chargebacks and discounts with respect to Merchandise and other goods sold in the Sale;

(i)               bank service charges (for Store accounts), check guarantee fees, and bad check expenses to the extent attributable to the Sale;

(j)               costs for additional Supplies used to the extent requested by Agent;

(k)               Intentionally Omitted;

(l)               Store cash theft and other store cash shortfalls in the registers;

(m)             any and all costs relating to the processing, transfer and consolidation of Merchandise between and among the Stores, including delivery and freight costs, it being understood that Agent shall be responsible for coordinating such transfer of Merchandise;

(n)              housekeeping and cleaning expenses related to the Stores;

(o)              trash and snow removal;

(p)              on-site supervision of the Stores and the Distribution Centers, including base fees and bonuses of Agent’s field personnel, travel to and from the Stores or the Distribution Centers and incidental out-of-pocket and commercially reasonable travel expenses relating thereto (including reasonable and documented corporate travel to monitor and manage the Sale), provided that, the supervision costs shall not exceed a budget that is mutually agreed to by Merchant and Agent;

(q)              postage, courier and overnight mail charges to and from or among the Stores and central office to the extent relating to the Sale;

(r)               Occupancy Expenses for the Stores listed on Exhibit 4.1(r) on a per location and per diem basis in an amount up to the per Store  per diem amount set forth therein plus for the Stores designated on Exhibit 4.1(r) hereto as “Percentage Rent Stores,” on a per location basis, the amount calculated using the percentage rent for such Store set forth therein;

(s)              Central Service Expenses equal to $50,000 per week plus the charges with respect to e-mail distribution set forth on Exhibit 4.1(s);

(t)               Agent’s actual cost of capital (including Letter of Credit fees), insurance and legal fees;

(u)              a pro-rata portion of Merchant’s insurance attributable to the Merchandise and other goods located in the Stores; and

(v)              seventy two percent (72%) of the aggregate cost value of the Books in Storage included in the Sale, which cost value was fixed in accordance with the reconciliation of the transactions contemplated by that certain Agency Agreement by and between Merchant and a joint venture composed of Hilco Merchant Resources, LLC, SB Capital Group, LLC, Tiger Capital Group, LLC and Gordon Brothers Retail Partners, LLC, dated February 16, 2011, provided that, the cost value shall not exceed $3,800,000 and the Books in Storage shall be counted as such goods leave the storage facility.

Notwithstanding anything herein to the contrary, to the extent that any Expense category listed in Section 4.1 is also included on Exhibit 4.1(r), then Exhibit 4.1(r) shall control, and such Expenses shall not be double counted.  There will be no double payment of Expenses to the extent that Expenses appear or are contained in more than one Expense category.

 As used herein, the following terms have the following respective meanings:

(i)           “Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale, including, but not limited to, MIS services, payroll processing, cash reconciliation, inventory processing and handling, data processing and reporting, loss prevention reporting (including XBR Research), and, subject to separate charges set forth in Exhibit 4.1(s), e-mail distribution.

(ii)           “Excluded Benefits” means benefits in excess of the Benefits Cap.

(iii)           “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, storage costs, real estate and use taxes, merchant’s association dues and expenses, and a pro rata portion of comprehensive public liability insurance attributable to the Stores , personal property leases (including, without limitation, point of sale equipment), cash register maintenance, building maintenance and rental for furniture, fixtures and equipment, all of the foregoing only as categorized and reflected on Exhibit 4.1(r) hereto.

“Expenses” shall not include: (i) Excluded Benefits; (ii) Central Service Expenses, except as provided in Section 4.1(s); (iii) Occupancy Expenses, except as provided in Section 4.1(r); and (iv) any other costs, expenses or liabilities payable by Merchant not provided for herein.

4.2               Payment of Expenses.  Effective from the Sale Commencement Date:

(a)               Agent shall be responsible for the payment of all Expenses, whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount.  All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.6 below; provided, however, in the event that the actual amount of an Expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amount of such Expense becomes available.  Agent and/or Merchant may review or audit the Expenses at any time.

(b)               Notwithstanding anything herein to the contrary, (i) Merchant shall not be required to fund or otherwise pay any Expenses of Sale except to the extent there are sufficient Proceeds and (ii) without limitation on Expenses that may be funded in advance by Agent at Merchant’s reasonable request, to the extent that Proceeds are insufficient, Agent shall fund, in advance, all payroll and related expenses for Retained Employees at least two (2) business days prior to the date that such payments are due by Merchant.

Section 5.                  Inventory Valuation; Merchandise.

5.1              Inventory Taking.

(a)               To determine the aggregate Cost Value of the Merchandise located in the Stores, commencing on the Sale Commencement Date, Merchant and Agent shall cause to be taken a SKU level and Retail Price level physical inventory of the Merchandise located in the Stores, which Inventory Taking, subject to the availability of the Inventory Taking Service, shall be completed in each of the Stores no later than twenty-one (21) days after the Sale Commencement Date (the “Inventory Completion Date”, and the date of the Inventory Taking at each Store being the “Inventory Date” for each such Store).  Merchant and Agent shall jointly employ RGIS and/or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) in consultation with GECC to conduct the Inventory Taking.  The Inventory Taking shall be conducted in accordance with the procedures and instructions set forth in Exhibit 5.1(a) (the “Inventory Taking Instructions”).  Merchant, Agent, and at its election, GECC, shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service.  Merchant and Agent agree that during the conduct of the Inventory Taking in each of the Stores, the applicable Stores shall be closed to the public and no sales or other transactions shall be conducted.  Merchant and Agent agree to cooperate with each other to conduct the Inventory Taking commencing at a time that would minimize the number of hours that such locations would be closed for business.

(b)      With respect to Distribution Center Inventory and Return to Vendor Inventory that is allocated to be sent to the Stores in accordance with the Pre-Sale Allocation, such Distribution Center Inventory and Return to Vendor Inventory shall be counted as such inventory leaves the Distribution Centers in accordance with the procedures to be mutually agreed to by Merchant and Agent, which procedures shall determine the aggregate Cost Value of such inventory.

(c)      With respect to On-Order Goods and Schuler Goods, such On-Order Goods and Schuler Goods shall be counted as such inventory is received in accordance with the procedures to be mutually agreed to by Merchant and Agent.

(d)              The Agent and Merchant agree that they will, and agree to cause their respective representatives to, cooperate and assist in the preparation and the calculation of the aggregate Cost Value of the Merchandise included in the Sale, including, without limitation, making available to the extent necessary, books, records, work papers and personnel.

(e)              In the event that the Sale commences at any Store prior to the completion of the Inventory Taking at such Store, then, for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), and (ii) cash reports of sales within such Store.  Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Price of the Merchandise sold by SKU and the markdown, if any, granted by the Agent.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.  Any Merchandise included in the Sale using the Gross Rings shall be included in Merchandise using the average landed cost of such Merchandise as set forth in the Perpetual Inventory File.  Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis to account for shrinkage on the basis of 103% of the aggregate Cost Value of the Merchandise (without taking into account any of Agent’s point of sale discounts or point of sale markdowns) sold during the Gross Rings period.

5.2           Merchandise Subject to This Agreement.

(a)           For purposes of this Agreement, “Merchandise” shall mean:  all finished goods inventory that is owned by Merchant wherever located as of the Sale Commencement Date, including (A) Defective Merchandise; (B) Display Merchandise, (C) Distribution Center Inventory to the extent received by the DC Receipt Deadline, (D) Merchandise subject to Gross Rings, (E) Return to Vendor Inventory to the extent received by the DC Shipment Deadline; (F) On-Order Goods to the extent received by the On-Order Receipt Deadline; (G) Schuler Goods to the extent received by the On-Order Receipt Deadline; and (H) Calendar Inventory.  Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) supplies not packaged for retail sale to customers, furnishings, trade fixtures, equipment and/or improvements to real property (collectively, “FF&E”); provided that, Agent shall sell Agent Sale FF&E as set forth in Section 15.9; (4) Excluded Defective Merchandise; (5) Merchant Consignment Goods which includes News Stand Inventory and Café/Candy Inventory; (6) Books in Storage; and (7) DC Damaged Goods.

(b)           As used in this Agreement, the following terms have the respective meanings set forth below:

“Books in Storage” means those items of merchandise located on the Sale Commencement Date at a storage facility in North Carolina not to exceed $3,800,000 at cost, which goods shall not be deemed Merchant Consignment Goods or Additional Agent Merchandise.

“Café/Candy Inventory” means items of inventory designated by Merchant, in the ordinary course of business, as “café and candy”.

“Calendar Inventory” means any 2012 calendar inventory located in the Stores and Distribution Centers up to an aggregate Cost Value of $200,000.

“DC Damaged Goods” means those items of merchandise designated as  “Saleable, Damaged and Refused Returns” located at each of the Distribution Centers as identified on Exhibit 5.2(i).

“Defective Merchandise” means any item of Merchandise that is defective or otherwise not saleable in the ordinary course because it is worn, scratched, broken, faded, torn, mismatched, tailored or affected by other similar defenses rendering it not first quality.  Display Merchandise shall not per se be deemed to be Defective Merchandise.

“Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging for the purpose of putting such item on display but not customarily sold or saleable by Merchant, which goods are not otherwise damaged or defective.  For the avoidance of doubt, Merchandise created for display and not saleable in the ordinary course of business shall not constitute Display Merchandise.

“Distribution Center Inventory” means those items of merchandise located on the Sale Commencement Date at each of the Distribution Centers as identified on Exhibit 5.2(ii) attached hereto other than any stripped books (i.e., covers of books only) (the "Stripped Books").  Merchant and Agent will use commercially reasonable efforts to identify and exclude all Stripped Books inventory from the Distribution Center Inventory.  To the extent that Stripped Books are received in Stores, and have not already been excluded from the inventory at the Distribution Centers, the aggregate Cost Value of the Distribution Center Inventory shall be adjusted to exclude the Stripped Books provided that Agent provides Merchant with at least five (5) business days notice of receipt of any Stripped Books at the Stores.

“Excluded Defective Merchandise” means (i) those items of Defective Merchandise that are not saleable in the ordinary course because they are so damaged or defective that such inventory cannot reasonably be used for their intended purpose, (ii) DC Damaged Goods, and (iii) Out-Dated Goods.

“News Stand Inventory” means items of inventory designated by Merchant, in the ordinary course of business, as “news stand.”

“On-Order Goods” mean items of inventory that were ordered by Merchant in the ordinary course of business as identified on Exhibit 5.2(iii) annexed hereto, which inventory was not received in the Stores or Distribution Centers as of the Sale Commencement Date, but which may be received in the Stores by the On-Order Receipt Deadline, provided that, the aggregate Cost Value of the On-Order Goods shall not exceed $17,000,000.

“Out-Dated Goods” means 2011 calendars, previous year almanacs, batteries and other dated materials that are out of date.

“Return to Vendor Inventory” means those items of inventory designated “Return to Vendor” by Merchant in the ordinary course of its business as reflected on Exhibit 5.2(iv) to the extent located in the Distribution Centers as of the Sale Commencement Date.  For the avoidance of doubt, Merchandise located in the Stores as of the Sale Commencement Date bearing the same SKU as Return to Vendor Inventory shall not constitute Return to Vendor Inventory.

“Schuler Goods” means items of inventory as identified on Exhibit 5.2(v) that may be returned by Merchant’s customer, Schuler, provided that, the aggregate Cost Value of the Schuler Goods shall not exceed $1,700,000.

5.3           Valuation.

 (a)           For purposes of this Agreement, “Cost Value” shall mean with respect to each item of Merchandise, the lower of (i) average landed actual cost for such item of Merchandise, as reflected in the Perpetual Inventory File; which landed actual costs values include vendor cost, freight from the vendor to the Distribution Centers, duties, harbor maintenance fees, drayage, brokers fees, insurance, commissions, processing costs and other costs directly associated with landing the product in the Distribution Centers or (ii) the Retail Price for such item of Merchandise.  The Perpetual Inventory File does not account for any advertising co-op allowances or discounts associated with expedited payment terms offered by any vendor.

(b)           Other than Excluded Defective Merchandise, in lieu of any other adjustments to the Cost Value of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, clearance merchandise, mis-mates and near-mates, sample merchandise and/or Excluded Price Adjustments), the aggregate Cost Value of the Merchandise shall be adjusted (i.e., reduced) by means of a single global downward adjustment equal to one half of one percent (0.5%) of the aggregate Cost Value of the Merchandise in the Stores and any On-Order Goods and one and one half of one percent (1.5%) of the aggregate Cost Value of the Distribution Center Inventory, Return to Vendor Inventory and Schuler Goods (the “Global Inventory Adjustment”).

For the purposes of this Agreement, “Excluded Price Adjustments” means the following discounts or price adjustments offered by the Merchant: (i) point of sale discounts or similar adjustments regardless of duration for which the current selling price is reflective of point of sale discounts, as reflected on the Perpetual Inventory File other than discounts for the following e-readers, CDs, DVDs and Blue Ray; (ii) Borders Rewards Plus Loyalty Program discounts; (iii) multi-unit purchase discounts; (iv) adjustments for damaged, defective or “as-is” items; (v) gift cards; (vi) obvious ticketing or marking errors; (vii) instant (in-store) or mail in rebates; or (viii) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.

(c)           Excluded Defective Merchandise located in the Stores shall be identified and counted during the Inventory Taking and thereafter removed from the sales floor and segregated.  To the extent that Excluded Defective Merchandise is sent from the Distribution Centers to the Stores, it shall be identified once received and thereafter segregated.

(d)           Items of Distribution Center Inventory and Return to Vendor Inventory received in the Stores on or prior to the date that is thirty (30) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “DC Interim Receipt Deadline”), will be included in Merchandise at the applicable Cost Value for each such item.  Items of Distribution Center Inventory and Return to Vendor Inventory received at the Stores after the DC Interim Receipt Deadline but prior to a date that is forty five (45) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “DC Receipt Deadline”) shall be included in Merchandise at the applicable Cost Value for each such item multiplied by the inverse of the prevailing discount on similar items of Merchandise as of the date of receipt in the Stores.  Items of Distribution Center Inventory and Return to Vendor Inventory received in the Stores after the DC Receipt Deadline shall not constitute Merchandise, shall be given no Cost Value, and shall be excluded from Merchandise, and shall be sold by Agent as Merchant Consignment Goods pursuant to Section 5.4 hereof.

(e)           Items of On-Order Goods and Schuler Goods received in the Stores on or prior to the date that is fourteen (14) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “On-Order Interim Receipt Deadline”), will be included in Merchandise at the applicable Cost Value for each such item.  Items of On-Order Goods and Schuler Goods received at the Stores after the On-Order Interim Receipt Deadline but prior to a date that is thirty (30) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “On-Order Receipt Deadline”) shall be included in Merchandise at the applicable Cost Value for each such item multiplied by the inverse of the prevailing discount on similar items of Merchandise as of the date of receipt in the Stores.  Items of On-Order Goods and Schuler Goods received in the Stores after the On-Order Receipt Deadline shall not constitute Merchandise, shall be given no Cost Value, and shall be excluded from Merchandise, and shall be sold by Agent as Merchant Consignment Goods pursuant to Section 5.4 hereof.

5.4           Excluded Goods.  Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder.  If Merchant elects at the beginning of the Sale Term, Agent shall accept goods not included as “Merchandise” hereunder for sale as “Merchant Consignment Goods” at prices established by the Agent.  News Stand Inventory, Café/Candy Inventory, DC Damaged Goods, calendar inventory located in the Stores and Distribution Centers with a Cost Value exceeding $200,000, those items referenced by SKU on Exhibit 5.4 or items otherwise identified herein shall be deemed Merchant Consignment Goods.  The Agent shall retain 20% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 80% of the receipts in respect of such sales.  Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis in accordance with Section 3.3, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.6 below.  If Merchant does not elect to have Agent sell goods not included as Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the Sale Commencement Date.

5.5           Distribution Center Expenses.  Agent shall be responsible for allocating and designating the shipment of the Distribution Center Inventory and Return to Vendor Inventory to the Stores and shall do so pursuant to the Pre-Sale Allocation.  The actual costs and expenses, including use and occupancy at the Distribution Centers, transfer and delivery (ticketed in the ordinary course consistent with historic practices), related to the processing, transfer and consolidation of Distribution Center Inventory and Return to Vendor Inventory from the Distribution Center to the Stores (collectively, the “Distribution Center Expenses”) for a period commencing on the Sale Commencement Date through the Sale Termination Date shall be the obligation of the Merchant; provided however, that in the event Agent chooses to use a method of picking-up or transportation in a manner that is not consistent with Merchant’s ordinary course method of transport, then Agent shall be solely responsible for all increased costs and expenses associated with such modification (such additional costs shall be treated as an Expense hereunder); provided further, no Distribution Center Inventory or Return to Vendor Inventory shall be shipped to the Stores prior to the Inventory Date for any applicable Store unless Merchant and Agent can mutually agree on a method to account for such inventory.   On or prior to July 19, 2011, Merchant and Agent shall cooperate with each other and shall mutually agree upon a schedule and allocation of the Distribution Center Inventory and Return to Vendor Inventory to the Stores (the “Pre-Sale Allocation”).

Section 6.                  Sale Term.

6.1           Term.  Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, (a) if the Approval Order does not approve the APA, then the Sale shall commence at all Stores by not later than July 22, 2011 or (b) if the Approval Order approves the APA or a similar going concern transaction, then in the event of a GC Failure on or prior to July 29, 2011, the Sale shall commence at all Stores on the earlier of (i) one day following notice of a GC Failure and (ii) August 1, 2011 (the “Sale Commencement Date”).  Subject to the prior expiration of the term of any Store Lease or expiration of the deadline for the Merchant to assume or reject any Store Lease pursuant to section 365(d)(4) of the Bankruptcy Code or, if earlier, the date by which the Merchant must vacate a Store to avoid triggering a “holiday protection” payment (as reflected on Exhibit 6.1), the Agent shall complete the Sale at each Store and vacate such Store in broom-clean condition by no later than November 13, 2011, unless the Sale is extended by mutual written agreement of Agent, Merchant and GECC (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”).  The Agent may, in its discretion, terminate the Sale at any Store upon not less than seven (7) days’ prior written notice (a “Vacate Notice”) to Merchant.  In the event the Agent fails to provide Merchant with such timely notice, Agent shall be liable for and pay Occupancy Expenses for the days by which notice of a Store closing was less than seven (7) days.

6.2           Vacating the Stores.  At the conclusion of the Sale, Agent agrees to leave the Stores in “broom clean” condition, ordinary wear and tear excepted, except for unsold items of FF&E, Café/Candy Inventory and News Stand Inventory and remaining Supplies.  Agent shall vacate the Stores on or before the Sale Termination Date, as provided for herein, at which time Agent shall surrender and deliver the Store premises and Store keys to Merchant.  Agent’s obligations to pay Occupancy Expenses, for each Store shall continue until the later of (i) the date specified in the Vacate Notice (which must be at least seven days from the date of the Vacate Notice) and (ii) the date the Agent vacates such Store.  All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, Cafe/Candy Inventory, News Stand Inventory, etc.) shall be returned by Agent to Merchant at the end of the Sale Term to the extent the same have not been consumed in the conduct of the Sale (e.g., Supplies) or sold.  Agent shall be responsible for all Occupancy Expenses (irrespective of any per diem cap on Occupancy Expenses) for a Store for which Merchant is or becomes obligated resulting from Agent’s failure to vacate such Store in a satisfactory and timely manner.

Section 7.                  Sale Proceeds.

7.1           Proceeds.  For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; (b) the total amount (in dollars) of all sales of Books in Storage made under this Agreement, exclusive of Sales Taxes; and (c) all proceeds of Merchant’s insurance for loss or damage to Merchandise or Books in Storage or loss of cash arising from events occurring during the Sale Term.  Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of unsold Merchandise at the end of the Sale, whether through salvage, bulk sale or otherwise.

7.2           Deposit of Proceeds.

(a)           All Proceeds of the Sale, Agent Sale FF&E, News Stand Inventory and Café/Candy Inventory (including credit card proceeds) shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”), and Merchant shall exercise sole signatory authority and control with respect to the Designated Deposit Accounts.  Upon request, Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Designated Deposit Accounts, whether notice of such expense is received during or after the Sale Term.

(b)           Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”) and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent may elect to continue to use Merchant’s Designated Deposit Accounts (as defined above) as the Agency Accounts.  The Agency Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Agent shall exercise sole signatory authority and control with respect to the Agency Accounts.  Upon request, Agent shall deliver to Merchant and GECC copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.  To the extent that Agent uses the Merchant’s Designated Accounts as the Agency Accounts, Merchant shall pay by wire funds transfer, on a daily basis, to Agent all collected funds constituting Proceeds (including credit card proceeds) deposited in Merchant’s Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

7.3           Credit Card Proceeds.  To the extent available, Agent shall use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds relating solely to the Sale.  Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures.  Agent may accept Merchant’s proprietary card.  Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s) and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s).  Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all credit card fees, charges and chargebacks related to the Sale, whether received during or after the Sale Term.  Merchant shall cooperate with Agent to instruct its credit card processors to change the daily deposit of credit card proceeds to an account controlled by Agent.

7.4           Petty Cash.  In addition to the Guaranteed Amount, Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date and shall reimburse Merchant on a dollar for dollar basis therefor.

Section 8.                  Conduct of the Sale.  Subject to the entry of the Approval Order, the Agent shall be permitted to conduct the Sale in accordance with the Approval Order.  In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the following rights, limited only by the Sale Guidelines:

8.1           Rights of Agent.  Subject to the Approval Order, the Agent shall be permitted to conduct the Sale as a “going out of business,” “store closing” or similar themed sale throughout the Sale Term.  The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and, except as modified by the Approval Order, all governing laws and applicable agreements to which Merchant is a party.  The Agent shall conduct the Sale in accordance with the sale guidelines annexed hereto as Exhibit 8.1(a) (the “Sale Guidelines”).  In addition to any other rights granted to Agent hereunder in conducting the Sale, but subject to any applicable agreements to which Merchant is a party except as modified by the Approval Order, as applicable, the Agent, in the exercise of its reasonable discretion, shall have the right:

(a)               to establish Sale prices and Store hours which are consistent with the terms of applicable leases and local laws or regulations, including without limitation Sunday closing laws; provided however, to the extent that Agent extends the hours of operation at one or more of the Stores beyond the hours historically operated by Merchant, which results in additional utilities and increased Occupancy Expenses in excess of the amounts set forth on Exhibit 4.1(r), Agent shall reimburse Merchant the amounts, if any, of such additional costs and such additional costs shall constitute Expenses of the Sale.

(b)              except as otherwise expressly included as an Expense and subject to applicable privacy and other laws, to use without charge during the Sale Term all FF&E, Store-level customer lists, mailing lists and email lists for the Stores (provided, however, such access shall be provided solely through Merchant’s outside advertisement services for which Merchant shall use commercially reasonable efforts to cause such outside service providers to cooperate with and assist Agent, and the Agent shall not have direct access to any personally identifiable information contained therein), websites (including social media sites), computer hardware and software, existing supplies located at the Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses (except as modified by the Approval Order);

(c)              so long as such access does not unreasonably disrupt the business operations of Merchant, to use (i) Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house, at no additional cost to Agent (except where otherwise designated as an Expense pursuant to Section 4.1(s) hereof); provided, however, that, in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense; and (ii) sufficient office space located at Merchant’s central office facility;

(d)              to establish and implement advertising, signage and promotion programs consistent with “going out of business,” “store closing” or similar theme (including, without limitation, by means of media advertising, A-frame and similar interior and exterior signs and banners and use of sign walkers) in a manner consistent with the Sale Guidelines and the Approval Order;

(e)               to transfer Merchandise between and among the Stores; provided, however, the Agent shall not transfer Merchandise between Stores unless the Inventory Taking at the transferring Store has been completed; provided, further, that Agent shall provide Merchant with prior written notice of all such transfers; and

(f)               to supplement the Merchandise at the Stores with Additional Agent Merchandise in accordance with Section 8.9 hereof and with the Books in Storage.

8.2           Terms of Sales to Customers.

(a)           All sales will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same.  Agent shall not warrant any inventory in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers.  All sales will be made only for cash, nationally recognized bank credit cards and, in Agent’s discretion, personal checks, provided, however, if Agent determines to accept personal checks, Agent shall bear the risk of nonpayment or loss with respect thereto.  Agent shall clearly mark all tickets and receipts for items sold at the Stores during the Sale Term, so as to distinguish such items from the merchandise sold prior to the Sale Commencement Date and shall use commercially reasonable efforts to have all UPC codes blacked out with a marker at the point of sale.

(b)           Gift Cards/Borders Rewards Plus Loyalty Program/Discounts.  During the Sale Term, Agent shall accept Merchant’s gift cards and Merchandise credits issued by Merchant prior to the Sale Commencement Date and Merchant shall reimburse Agent for such amounts during the weekly sale reconciliation provided for in Section 8.6.

8.3           Sales Taxes.

(a)           During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise, Books in Storage, Additional Agent Merchandise, sales of News Stand Inventory and Café/Candy Inventory and Agent Sale FF&E, as indicated on Merchant’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of such items and collected by Agent, on Merchant’s behalf, at the time of sale.  All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”).   Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities, and Merchant shall promptly pay all Sales Taxes from the Sales Taxes Account.  Merchant will be given access to the computation of gross receipts for verification of all such tax collections.  If Agent fails to perform its responsibilities in accordance with this Section 8.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect and/or remit Sales Taxes and/or the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

(b)              Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that, as Agent is conducting the Sale solely as agent for Merchant, various payments that this Agreement contemplates that one party may make to the other party (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4           Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent to the extent reasonably practicable and if available, which shall constitute an Expense pursuant to Section 4.1(j) hereof.  Merchant does not warrant that the existing Supplies as of the Sale Commencement Date are adequate for the purposes of the Sale.

8.5           Returns of Merchandise. During the Sale Term, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date (“Returned Merchandise”), provided that such return is accompanied by the original Store register receipt and is otherwise in compliance with Merchant’s return and price adjustment policy in effect as of the date such item was purchased.  Subject to Merchant’s right to return such defective goods to Merchant’s vendors, if such Returned Merchandise is saleable as first-quality Merchandise, it shall be included in Merchandise and valued at the Cost Value applicable to such item multiplied by the difference between 100% and the prevailing discount on similar items of Merchandise as of the date such item is returned to a Store.  In the event that Returned Merchandise constitutes Defective Merchandise (“Returned Defective Merchandise”), Merchant and Agent shall mutually agree upon the Cost Value for such item of Returned Defective Merchandise; provided, however, in the event that Merchant and Agent cannot mutually agree upon the Cost Value for such Returned Defective Merchandise, or such Returned Defective Merchandise constitutes Excluded Defective Merchandise, then such Returned Defective Merchandise shall constitute Merchant Consignment Goods or Excluded Defective Merchandise and excluded from the Sale.  The aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly.  Merchant shall promptly reimburse Agent in cash for any refunds Agent is required to issue to customers in respect of any Returned Merchandise.  Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, treated as Merchant Consignment Goods.  Any increases in the Guaranteed Amount in connection with returned Merchandise shall be accounted for on a weekly basis.  Except to the extent that Merchant and Agent agree that Merchant’s POS or other applicable systems can account for returns of Merchandise, all returns must be noted and described in a detailed log and shall identify the receipt number for the original receipt and the date the item was purchased (the “Returned Merchandise Log”), to be maintained by Agent in a form acceptable to Merchant.  Agent shall provide Merchant with a copy of any Returned Merchandise Log on a weekly basis during the Sale.  Agent shall not be entitled to any adjustment, credit or payment for Returned Merchandise which is not properly noted and described in the Returned Merchandise Log (or otherwise reflected in Merchant’s POS systems).

8.6.           Sale Reconciliation.  On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Proceeds, Expenses, Distribution Center Inventory, if any, and all other items identified herein for weekly reconciliation, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent (with a copy thereof to be provided to GECC).  Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent (with a copy thereof to be provided to GECC).

8.7           Force Majeure.  If any casualty, act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) subject to the terms of Section 7.1 above, the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds, and, to the extent the Agent has paid the Guaranteed Amount, Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.

8.8           Merchant’s Right to Monitor.  Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business; provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale.  Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency.

8.9          Additional Merchandise.

(a)           Agent shall be entitled, at its expense, to include in the Sale at the Stores additional non-book merchandise procured by Agent which is of like kind, and no lesser quality to the Merchandise located in the Stores (“Additional Agent Merchandise”); provided, however, that the aggregate Cost Value of the Additional Agent Merchandise shall not exceed 2% of the aggregate Cost Value of the Merchandise.

(b)           At all times and for all purposes, the Additional Agent Merchandise and its proceeds shall be the exclusive property of Agent.  The transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant.  The Additional Agent Merchandise shall be at all times subject to the control of Agent.

(c)           In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall mark the Additional Agent Merchandise using either a “dummy” SKU or department number or in such other manner so as to distinguish the sale of Additional Agent Merchandise from the sale of Merchandise.

 Section 9.                 Employee Matters.

9.1           Merchant’s Employees.  Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale.  Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date.  Notwithstanding the foregoing, Merchant’s employees shall at all times remain employees of Merchant.  Agent’s selection and scheduling of Merchant’s employees shall at all times comply with all applicable laws and regulations. Merchant and Agent agree that, except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, WARN Act claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any employment agreement or be deemed a joint or successor employer with respect to such employees.  Agent shall comply in the conduct of the Sale with all applicable laws and Merchant’s employee rules, regulations, guidelines and policies which have been provided to Agent in writing.  Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any Store employees prior to the Sale Termination Date.  Merchant shall not transfer any Retained Employee during the Sale Term without Agent’s prior consent, which consent shall not be unreasonably withheld or delayed.

9.2           Termination of Employees.  Agent may in its discretion stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein.  In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant at least seven (7) days prior thereto, so that Merchant may coordinate the termination of such employee; provided, however, that, in the event that Agent determines to cease using an employee “for cause” (which shall consist of dishonesty, fraud or breach of employee duties), the seven (7) day notice period shall not apply, provided further, however, that Agent shall immediately notify Merchant of the basis for such “cause” so that Merchant can arrange for termination of such employee.  From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss Retained Employees except “for cause” without Agent’s prior consent.  Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any Retained Employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee.

9.3           Payroll Matters.  During the Sale Term, Merchant shall process the base payroll for all Retained Employees as well as payroll for any of Merchant’s former employees or temporary labor retained by Agent for the Sale.  Each Wednesday (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Merchant shall transfer, or, to the extent that the Payment Date has passed or existence of any shortfall, Agent shall transfer, to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week which constitute Expenses hereunder.

9.4           Employee Retention Bonuses.  Agent may pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes, but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to such Retained Employees who do not voluntarily leave employment and are not terminated “for cause,” as it may determine in its discretion.  The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system.  Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan prior to the Sale Commencement Date.

Section 10.               Conditions Precedent and Subsequent.  The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a)           All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date; and

(b)           Merchant shall have obtained the Approval Order on or before July 21, 2011;

(c)           Except as set forth on Exhibit 6.1, the time to assume or reject each Store Lease, pursuant to section 365(d)(4) of the Bankruptcy Code, does not expire prior to the Sale Termination Date for such Store.

Section 11.                Representations, Warranties and Covenants.

11.1           Merchant’s Representations, Warranties and Covenants.  Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a)              each entity comprising Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or province of its formation (except as may be a result of the commencement and/or pendency of the Merchant’s Chapter 11 Cases); (ii) subject to compliance with the Bankruptcy Code, has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b)              Except as may be required in connection with the issuance of the Approval Order: (i) the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder; (ii) Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder; and (iii) each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.

(c)              Merchant owns, and will own at all times during the Sale Term, good and marketable title to all of the Merchandise and Owned FF&E (such Owned FF&E being identified in Exhibit 11.1(c)) to be included in the Sale, free and clear of all liens, claims and encumbrances of any nature, other than the liens listed on Exhibit 11.1(c)(i), any applicable statutory liens, and any super-priority liens, claims or encumbrances approved by Bankruptcy Code in connection with the Merchant’s debtor-in-possession financing.  Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise, the Owned FF&E or the Proceeds other than as provided for herein (including those listed on Exhibit 11.1(c)(i)).  Any Approval Order shall provide that all such liens shall be transferred to and attach only to the Guaranteed Amount or other amounts payable to Merchant hereunder.

(d)              Merchant has maintained its pricing files in the ordinary course of business (including the Perpetual File), and prices charged to the public for goods are the same in all material respects as set forth in such pricing files (including Perpetual File) for the periods indicated therein (without consideration of any point of sale markdowns  where the point of sale markdown is reflected in the price files (including Perpetual File)), and all pricing files (including Perpetual File)and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein, the costs related thereto and as to the selling price to the public for such goods (without consideration of any point of sale markdowns) as of the dates and for the periods indicated therein.  Merchant represents that to its knowledge (i) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (ii) all registers located at the Stores are programmed to correctly compute materially all Sales Taxes required to be paid by the customer under applicable law, as such calculations have been identified to Merchant by its retained service provider.

(e)              Except with respect to Merchant’s termination of point of sale events prior to the Sale Commencement Date in the manner previously disclosed to Agent, to its knowledge Merchant has not marked up or raised, and shall not up to the Sale Commencement Date mark up or raise, the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business and except for the effects of the termination of promotional events.

(f)              Through the Sale Commencement Date, Merchant shall use reasonable efforts to ticket or mark all items of inventory received at the Stores prior to the Sale Commencement in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s ordinary course past practices and policies relative to pricing and marking inventory.

(g)              Since June 19, 2011, Merchant has not, and through the completion of the Inventory Taking, Merchant shall not purchase for or transfer to or from the Stores any Merchandise or Excluded Defective Merchandise outside the ordinary course except for the transfer of Distribution Center Inventory, provided that, since June 19, 2011, Merchant has not, and through the completion of the Inventory Taking, Merchant shall not transfer to or from the Stores any Return to Vendor Inventory unless Agent has agreed to such transfers.  Merchant’s replenishment has not and will not be consistent with historic and customary levels or practices, as a result of, among other things, Merchant’s Chapter 11 filing and/or delays in procuring shipments from its vendors.  From and after July 19, 2011, Merchant shall discontinue issuing new orders for replenishment for the Stores, provided that, if the Sale Commencement Date is not July 22, 2011, the Merchant shall continue to replenish such Stores up until the Sale Commencement Date for such Stores in the ordinary course and consistent with historical practices.

(h)              To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards.  Merchant shall use reasonable efforts to provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(i)               Subject to the provisions of the Approval Order, throughout the Sale Term, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores.  Throughout the Sale Term and subject to Agent complying with its obligations to reimburse Merchant, the Merchant shall use commercially reasonable efforts to (a) maintain or (b) cause any applicable landlord to comply with its obligations under applicable Lease and occupancy agreements to maintain, in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices, but solely to the extent that the Merchant reasonably deems necessary for the Sale to be conducted without material interruption and in a manner that is safe and in compliance with applicable laws at the Stores; provided that, it is understood that the maintenance of cash registers, heating systems, air conditioning systems, elevators, and escalators are necessary for the Sale to be conducted without material interruption.  Except as may be impacted by the Chapter 11 Case filing or otherwise restricted by the Chapter 11 Case filing or as otherwise provided in this Agreement, and absent a bona fide dispute, throughout the Sale Term, Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale.

(j)               Except as may be impacted by the Chapter 11 Case filing or otherwise restricted by the Chapter 11 Case filing, Merchant had paid, and will continue to pay throughout the Sale Term, all self-insured or Merchant funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such program.

(k)              Since June 19, 2011, Merchant has not intentionally taken, and shall not throughout the Sale Term intentionally take, any actions with the intent of increasing the Expenses of Sale, including, without limitation, increasing salaries or other amounts payable to employees, except (i) there may have been instances that, in an effort to encourage one or more employees to remain in Merchant’s employ, Merchant increased the salaries of such employees (such action not being with any intent to increase any Expense of the Sale or in anticipation thereof); and (ii) to the extent an employee was due an annual raise.

(l)               Except as may be impacted by the filing for Chapter 11 protection or otherwise restricted by the Chapter 11 filing, Merchant covenants to continue to operate the Stores in all material respects in the ordinary course of business from the date of this Agreement to the Sale Commencement Date by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business; (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s pending advertisements as of the date of this Agreement and/or Merchant’s promotions for the period through the Sale Commencement Date, as reflected on Exhibit 11.1(l)); (iii) except as may occur in the ordinary course of business or as may be required by applicable law, not returning inventory to vendors and not transferring inventory or supplies between or among Stores; and (iv) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores without prior written notice to and consultation with (but not approval of) Agent.

(m)              The aggregate Cost Value of the Merchandise as a percentage of the aggregate Retail Price of the Merchandise (as determined in accordance with Sections 5.1 and 5.3) (the “Cost Factor”) shall not be greater than 51.1% (the “Cost Factor Threshold”).  To the extent that the actual Cost Factor for the Merchandise is greater than the Cost Factor Threshold, then such deviation shall not constitute a breach of any representation or warranty, or an Event of Default; provided, however, that, then the Guaranty Percentage shall adjust (in addition to any adjustment applicable pursuant to section 3.1(c) hereof) in accordance with Exhibit 11.1(m).  For the purposes of this Agreement, “Retail Price” means the lower of (i) the lowest ticketed, marked or shelf price, (ii) the current selling price for such item of Merchandise, excluding in each instance Excluded Price Adjustments or (iii) the current retail or aged price, as applicable, for each item of Merchandise, as reflected in the Merchant’s Perpetual File.  If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are ticketed at different prices, or have a different PLU price, and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest ticketed, marked or PLU price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant and Agent that the applicable Lowest Location Price was mismarked or such item was priced because it was damaged or marked as “as is,” in which case the higher price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store, the Lowest Location Price shall be determined based upon the lowest ticketed, marked or PLU price for such item on a per Store basis.  No adjustment to Retail Price shall be made with respect to different ticketed price, marked price, or PLU prices for items located in different Stores.  For purposes of this Agreement, the Cost Factor shall be calculated by dividing the aggregate Cost Value of the Merchandise by the aggregate Retail Price of the Merchandise.

(n)               To the best of Merchant’s knowledge, all documents, written information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(o)              To the best of Merchant’s knowledge, Merchant has not since June 19, 2011 shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores.  Merchant will not ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(p)              Since June 19, 2011, Merchant has not, and through the completion of the Inventory Taking, Merchant shall not transfer any Distribution Center Inventory or any other merchandise to the Stores without Agent’s consent other than ordinary course replenishment, provided that, Merchant has not, and through the completion of the Inventory Taking, Merchant shall not transfer to or from the Stores any Return to Vendor Inventory unless Agent has agreed to such transfers.

11.2          Agent’s Representations, Warranties and Covenants.  Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a)              Agent: (i) is a limited partnership, corporation or limited liability company (as the case may be) duly and validly existing and in good standing under the laws of the State of its organization; and (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby.

(b)              Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for, Agent’s consummation of the transactions contemplated by this Agreement (other than the Approval Order), and no consent of any third party which has not been obtained is required therefor, other than as provided herein.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)              No action, arbitration, suit, notice or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved or, to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d)              The Sale shall be conducted in compliance with all applicable state and local laws, rules and regulations and Merchant’s leases and other agreements, except as provided for in the Sale Guidelines and Approval Order.

(e)              Absent prior consent by the Merchant, Agent will not cause any non-emergency repairs or maintenance (emergency repairs are repairs necessary to preserve the security of a premise or to ensure customer safety) to be conducted at the Stores.

(f)               To the best of Agent’s knowledge, all Additional Agent Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards.  All Additional Agent Merchandise shall be non-book merchandise of like kind and no lesser quality to the Merchandise located in the Stores.

Section 12.                Insurance.

12.1          Merchant’s Liability Insurance.  Merchant shall continue until the Sale Termination Date, at Agent’s cost as an Occupancy Expense hereunder and in such amounts as it currently has in effect, all of its liability insurance policies covering injuries to persons and property in, or in connection with, Merchant’s operation of the Stores and shall endeavor to cause Agent to be named as an additional named insured (as its interest may appear) with respect to all such policies.  Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change during the Sale Term.  In the event of a claim under any such policies, Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder (which amounts shall be paid by Agent as an Occupancy Expense), unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (including Merchant’s employees being supervised by Agent).

12.2          Merchant’s Casualty Insurance.  Merchant will provide throughout the Sale Term, at Agent’s cost as an Occupancy Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the retail value thereof.  In the event of a loss to the Merchandise on or after the date of this Agreement, the Proceeds of such insurance attributable to the Merchandise, plus any self insurance amounts and the amount of any deductible or self-insured retention (which amounts shall be paid by Agent as an Expense), shall constitute Proceeds hereunder.  Merchant shall deliver to Agent certificates evidencing such insurance, setting forth the duration thereof, in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change during the Sale Term.  Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.3         Agent’s Insurance.  Agent shall maintain as an Expense hereunder throughout the Sale Term, in such amounts as it currently has in effect and as set forth in Exhibit 12.3 hereto, comprehensive public liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant and GECC to be named as additional insureds and loss payees with respect to such policies.  Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as additional insureds, in form and substance reasonably satisfactory to Merchant.  In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s independent contractors or agents, other than Agent or Agent’s employees, agents or independent contractors (including Merchant’s employees under Agent’s supervision).  All such policies shall require at least thirty (30) days’ prior notice to the Merchant of cancellation, non-renewal or material change during the Sale Term.  Agent shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Merchant’s prior written consent.

12.4         Worker’s Compensation Insurance.  Merchant shall at all times during the Sale Term maintain in full force and effect workers’ compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements and subject to approval of the Bankruptcy Court.

Section 13.                Indemnification

13.1         Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims,  demands, penalties, losses, liability or damage, including, without limitation, reasonable  attorneys' fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i)  Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) subject to Agent’s satisfaction of its obligations pursuant to Section 4.1(a) and (b) hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term; (iii) subject to Agent's compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof; (iv) any liability or other claims asserted by customers, any of Merchant's employees, or  in connection with the performance of the terms of this Agreement any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker's compensation or under the WARN Act); or (v) the gross negligence (including omissions) or willful misconduct of Merchant, or its officers, directors, employees agents or representatives.

13.2         Agent Indemnification.  Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) any claims by any party engaged by Agent as an employee, agent, representative or independent contractor arising out of such engagement; (iii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any of the Merchant’s employees or agents by Agent or any of its employees, agents, representatives or independent contractors; (iv) as set forth in Section 8.3 hereof and (v) the gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents, representatives or independent contractors.

Section 14.                Defaults.  The following shall constitute “Events of Default” hereunder:

(a)              The Merchant or Agent shall fail to perform any of their respective material obligations hereunder if such failure remains uncured seven (7) days after receipt of written notice thereof to the defaulting party;

(b)              Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and, to the extent curable, continues uncured seven (7) days after written notice to the defaulting party;

(c)              The Sale is terminated or materially interrupted or impaired for any reason other than (i) an Event of Default by Agent; or (ii) any other material breach or action by Agent not authorized under the Agency Agreement; providedhowever, it is expressly understood that Merchant’s conduct of “going out of business”, “store closing”, “total liquidation”, “everything must go”, or similar themed sales at stores other than the Stores (the “Other Store Closings”) during a period that overlaps with the Sale Term shall not be deemed an Event of Default, or a material interruption of impairment of the Sale or this Agreement and Agent acknowledges that it has no remedies under this Agreement in connection with, or a result of, such Other Store Closings.

In the event of an Event of Default, the non-defaulting party may, in its discretion, elect to terminate this Agreement upon seven (7) business days' written notice to the other party.

Any party’s damages or entitlement to equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

Section 15.                Miscellaneous.

15.1         Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing and sent (i) by email and (ii) by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows (with Merchant and Agent to receive all notices regardless of their origin):

If to the Agent:	HILCO MERCHANT RESOURCES, LLC
5 Revere Drive, Suite 206
Northbrook, IL 60062
Attn:	Joseph Malfitano
Tel:	(847) 504-3257
Fax:	(847) 897-0868
Email:	jmalfitano@hilcotrading.com

SB CAPITAL GROUP, LLC
1010 Northern Blvd, Suite 340
Great Neck, NY  11021
Attn:	Robert Raskin
Tel:	(516) 829-2400
Fax:	(516) 829-2404
Email:	rraskin@sbcapitalgroup.com

TIGER CAPITAL GROUP, LLC
84 State Street, Suite 420
Boston, MA  02109
Attn:	Steve Goldberger
Dan Kane
Tel:	(617) 523-7002
Fax:	(617) 523-3007
Email:	sgoldberger@tigergroupllc.com
dkane@tigergroupllc.com

GORDON BROTHERS RETAIL PARTNERS, LLC
101 Huntington Avenue, 10th Fl.
Boston, MA 02199
Attn:	Michael Chartock
Tel:	(617) 210-7116
Fax:	(617) 523-3007
Email:	MChartock@gordonbrothers.com

GREAT AMERICAN GROUP, LLC
Nine Parkway North, Suite 300
Deerfield, IL 60015
Attn.: Mark P. Naughton
Tel:	(847) 444-1400
Fax:	(847) 444-1401
Email:	mnaughton@greatamerican.com

With a copy to:	WEIL GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Joseph Smolinsky
Tel:	(212) 310-8000
Fax:	(212) 310- 8007
Email:	Joseph.Smolinsky@weil.com

If to the Merchant:	BORDERS GROUP INC.
100 Phoenix Drive
Ann Arbor, MI 48108
Attn:	Matt Chosid
Fax:	(734) 477-1370
Email:	mchosid1@bordersgroupinc.com

With a copy to:	KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP
1633 Broadway
New York, NY  10019
Attn:	Andrew K. Glenn, Esq.
Barry Rutcofsky, Esq.
Daniel A. Fliman, Esq.
Tel:	(212) 506-1700
Fax:	(212) 506-1800
Email:	aglenn@kasowitz.com
brutcofsky@kasowitz.com
dfliman@kasowitz.com

If to GECC:	GE CAPITAL
Corporate Retail Finance
500 West Monroe Street
10th Floor
Chicago, IL 60661-3679 USA
Attn:	Kristina M. Miller
Senior Vice President
Tel:	(312) 463-2257
Fax:	(312) 441-6817
Mob:	(219) 680-0779
Email:	KristinaMMiller@ge.com
www.gelending.com

With a copy to:	GENERAL ELECTRIC CAPITAL
CORPORATION
201 Merritt 7
PO Box 5201
Norwalk, CT 06851
Attn:	Borders/John Pistocchi
Fax:	(203) 956-4002

If to GA:	GA Capital
One Post Office Square
Suite 3765
Boston, MA 02109
Attention: David Storer, Director
Tel: 617 692-8303
Email: dstorer@greatamerican.com

With a copy to:	Kevin J. Simard
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Tel: 617 248-4086
Fax: 617 502-4086
Email: ksimard@choate.com

15.2         Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York without regard to conflicts of laws principles thereof, except where governed by the Bankruptcy Code.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the Bankruptcy Court, in any action or proceeding arising out of or relating to this Agreement.

15.3         Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

15.4         Amendments.  This Agreement may not be modified except in a written instrument executed by each of the parties hereto and with the prior written consent of GECC.

15.5         No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

15.6         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent and Merchant and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

15.7         Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.  This Agreement shall be effective upon delivery of original signature pages or “pdf” or facsimile copies thereof executed by each of the parties.

15.8         Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

15.9         FF&E.  With respect to furniture, fixtures and equipment owned by Merchant and located at the Stores (collectively, the “Agent Sale FF&E”), Agent shall sell the Agent Sale FF&E and shall retain all proceeds therefrom.  In consideration thereof, Agent shall: (i) pay Merchant on the Payment Date  ten million three hundred thousand dollars $10,300,000 (the “Agent Sale FF&E Guarantee”); and (ii) pay the selling and marketing expenses determined by Agent to be reasonably necessary to sell the Agent Sale FF&E (which for purposes of the avoidance of doubt shall not include any occupancy or occupancy-related expenses associated with the Distribution Center and/or Merchant’s home office, which occupancy and occupancy-related expenses shall be paid by Merchant).  As of the Sale Termination Date, Agent may abandon in place any unsold Agent Sale FF&E at the Stores in the manner set forth in Section 6.2 hereof.

Agent shall sell FF&E owned by Merchant located at the Distribution Centers (excluding the Carlisle, PA Distribution Center) and Merchant’s corporate office (the “Corporate FF&E”).  Agent shall be entitled to receive a commission equal to 20% of the net proceeds from the sale of Corporate FF&E (net of Sales Taxes and the expenses of disposing of the Corporate FF&E); providedhowever that Merchant shall be responsible for payment of expenses incurred in connection with the disposition of the Corporate FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent (in consultation with GA with copies to be provided to GECC).  As of the Sale Termination Date, Agent may abandon in place any FF&E located at the Distribution Centers and any FF&E located in the Merchant’s corporate office in a neat and orderly manner.  All proceeds from the disposition of the Corporate FF&E shall be deposited in a segregated account designated solely for the deposit of the proceeds from the Corporate FF&E which shall be a Merchant’s Designated Deposit Account.

15.10       Reporting.  Agent shall furnish Merchant and GECC with weekly reports (including reports that comply with Merchant’s current weekly cash reporting to its central office) reflecting the progress of the Sale, which shall specify the Proceeds (including proceeds from the sale of News Stand and Café/Candy Inventory) received to date and shall furnish Merchant and GECC with such other information regarding the Sale as Merchant reasonably requests.  The Agent will maintain and provide to Merchant and GECC sales records to permit calculation of and compliance with any percentage of rent obligations under Store leases.  During the course of the Sale, Merchant and GECC shall have the right to have representatives continually act as observers of the Sale in the Stores, so long as they do not interfere with the conduct of the Sale.

15.11       Agent.  All references to “Agent” hereunder shall mean a joint venture composed of Hilco Merchant Resources, LLC, SB Capital Group, LLC, Gordon Brothers Retail Partners, LLC, Tiger Capital Group, LLC and Great American Group, LLC.

Section 16.                Security Interest.  In consideration of Agent’s payment of the Guaranteed Amount Deposit, Expenses, Agent Sale FF&E Guarantee and the provision of services hereunder to Merchant, upon issuance of the Letter of Credit and effective as of the Payment Date, Merchant hereby grants to Agent (x) a valid and perfected first priority security interest in and lien (subject to the subordination provisions set forth herein below) upon (i) the Merchandise, (ii) Books in Storage, (iii) Additional Agent Merchandise and the proceeds thereof, (iv) Agent Sale FF&E and the proceeds realized from the disposition of the Agent Sale FF&E, (v) proceeds realized from the disposition of the Corporate FF&E up to the amount of the Agent’s disposition commission related to Corporate FF&E as provided for in Section 15.9 and (vi) the Proceeds, to secure all obligations of Merchant to Agent hereunder and (y) to secure Merchant’s obligations pursuant to Section 3.3(e) to repay any Over Payment Amount to the Agent, a superpriority administrative expense claim payable from, and a valid and perfected first priority security interests in and lien upon, each of the following, as defined in the APA:  (i) Intellectual Property, (ii) the Kobo Interest, (iii) proceeds of Real Property Leases, (iv) Corporate FF&E (as defined herein), (v) Merchant’s Additional Goods Recovery Amount (as defined herein), (vi) Merchant's portion of proceeds related to Merchant Consignment Goods (as defined herein) and (vii) proceeds related to any the foregoing (the “Over Payment Collateral”); provided, however, that the security interest and administrative expense claims granted to Agent hereunder shall remain junior and subordinate in all respects to (a) Merchant’s rights to receive payment of the Guaranteed Amount, Agent Sale FF&E Guarantee and, Expenses and any other undisputed amounts due from Agent to Merchant hereunder (collectively, the “Agent’s Payment Obligations”) and (b) the liens, security interests and claims of the GECC and the Lenders, to the to the extent of the unpaid portion of Agent’s Payment Obligations.  Upon the entry of the Approval Order and upon payment of the Guaranteed Amount Deposit and Agent Sale FF&E Guarantee pursuant to Section 3.3(a) hereof, and the issuance of the Letter of Credit, the security interests granted to the Agent hereunder shall be deemed properly perfected without the necessity of filing financing statements or other documentation.  Upon the earlier occurrence of (a) date of the Final Inventory Report as reviewed, verified and reconciled by Merchant and Agent and payment of any Over Payment Amount, if any, (b) Agent’s express written waiver of its rights to the Over Payment Amount or (c) entry by the Court of an Order finding that the Merchant satisfied its obligations to the Agent pursuant to Section 3.3(e) hereof, (the “Over Payment Collateral Release Date”), the Agent’s liens on the Over Payment Collateral shall be deemed automatically released and the Agent will immediately disburse all amounts held in the Over Payment Escrow (as defined below) to the Merchant.  Notwithstanding any provision in this Agreement to the contrary, during the period commencing on the Sale Commencement Date and after payment of the Guaranteed Amount Deposit and Agent Sale FF&E Guarantee and ending on the Over Payment Collateral Release Date (a) the Merchant shall not sell, assign or otherwise dispose of any item of Over Payment Collateral without Agent’s consent, which consent will not be unreasonably withheld, (b) the proceeds of the sale of any Over Payment Collateral shall be placed in a segregated account with Agent (the “Over Payment Escrow”) and Agent’s liens shall attach to such proceeds in the same priority, validity and extent they encumbered such collateral, and (c) the Agent is authorized to hold all proceeds due to the Merchant with respect to the Recovery Amount, Merchant’s Additional Goods Recovery Amount and Merchant's portion of proceeds related to Merchant Consignment Goods in the Over Payment Escrow.

Section 17.                Lenders Rights.  Any rights or remedies accorded to GECC or GA herein shall exist only so long as the DIP Facility has not been indefeasibly paid in full in cash.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

BORDERS GROUP INC.
On Behalf of Itself and the Companies Set Forth In Exhibit A hereto

By:
Name:	Holly Felder Etlin
Its:	Senior Vice President – Restructuring

[Signature Page to Agency Agreement]

HILCO MERCHANT RESOURCES, LLC,
GORDON BROTHERS RETAIL PARTNERS, LLC,
SB CAPITAL GROUP, LLC,
TIGER CAPITAL GROUP, LLC AND
GREAT AMERICAN GROUP, LLC

By:	HILCO MERCHANT RESOURCES, LLC
Its:	Authorized Signatory

By:
	Title:	Vice President and Deputy General Counsel

[Signature Page to Agency Agreement]

CONSENTED AND AGREED TO
AS IT RELATES TO SECTIONS 3.4, 16 AND 17 HEREOF, BY:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name
Title

[Signature Page to Agency Agreement]

CONSENTED AND AGREED TO
AS IT RELATES TO SECTIONS 16 AND 17 HEREOF, BY:

GA CAPITAL LLC, as Term Agent

By:
Name
Title